Calculation of Filing Fee Tables
S-8

CompoSecure, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock	Other	30,217,472	$13.865	$418,965,249.28	0.0001531	$64,143.58
Total Offering Amounts:						$418,965,249.28		$64,143.58
Total Fee Offsets:								$0.00
Net Fee Due:								$64,143.58

Offering Note

1 Represents an additional 30,217,472 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) of CompoSecure, Inc. (the “Company”) that are issuable under the CompoSecure, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”).

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also includes additional shares of Common Stock in respect of the securities identified in the above table that may become issuable through the Plan by reason of any stock dividend, stock split, recapitalization or similar adjustments.

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high ($14.00) and low ($13.73) prices of the Common Stock reported on the Nasdaq Stock Market on June 17, 2025.